Exhibit 5.1

[J. Chan, Yip, So & Partners]

29th July, 2004

Grand Toys International Limited
Room UG202, Floor UG2
Chinachem Golden Plaza
77 Mody Road
Tsimshatsui East
Kowloon, Hong Kong

Re:	Grand Toys International Limited
Registration on Form F-4

Dear Sir:

     We have acted as Hong Kong counsel to Grand Toys International Limited, a private limited company organised under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (the “Company”), in connection with the Registration Statement on Form F-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed issuance by the Company of American Depositary Shares (“Grand ADSs”) evidenced by American Depositary Receipts (“Grand ADRs”), in connection with (i) the Amended and Restated Agreement and Plan of Merger, dated as of 30th June, 2004 (the “Merger Agreement”), between the Company, Grand Toys International, Inc. (“Grand US”) and GTI Acquisition, Inc., a subsidiary of the Company (“GTI”), under which GTI will be merged into Grand US and under which each share of Grand US Common Stock will be converted into the right to receive one Grand ADS and be represented by Grand ADRs (the “Merger”) and (ii) the Subscription and Exchange Agreement, dated 14th November, 2003, as amended by Amendment No. 1 to the Subscription and Exchange Agreement, dated 19th March, 2004 and as further amended by Amendment No. 2 to the Subscription and Exchange Agreement, dated 31st March, 2004, Amendment No. 3 to the Subscription and Exchange Agreement, dated 31st May, 2004 and Amendment No. 4 to the Subscription and Exchange Agreement, dated 26th July, 2004 by and among Grand US, the Company and Centralink Investments Limited (the “Exchange Agreement” and together with the Merger Agreement, the “Agreements”), by and among Grand US, the Company and Centralink Investments Limited

(“Centralink”). The Grand ADSs represent beneficial ownership of an equivalent number of ordinary shares, with nominal par value of HK$1 per share, of the Company (the “Ordinary Shares”), which are being issued by the Company to a custodian (“the Custodian”) for the benefit of the Bank of New York, as depositary, in accordance with the terms of the Merger Agreement. As used herein, “Securities” means the Grand ADSs, the Grand ADRs and the Ordinary Shares.

     For the purposes of the opinions hereinafter set forth, we have reviewed the Agreements, the memorandum and articles of association of the Company and written resolutions of the shareholders and directors of the Company dated 23rd July, 2004 (“the Resolutions”). We also have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. Insofar as the opinions expressed herein involve factual matters, we have relied (without independent factual investigation), to the extent we deemed proper or necessary, upon certificates of, and other communications with, officers and employees of the Company and upon certificates of public officials.

     In making the examinations described above, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We have further assumed that none of the Agreements or the Resolutions has been, or will be, rescinded, cancelled, terminated or varied in any manner whatsoever.

     Based upon the foregoing, we are of the opinion that the Ordinary Shares have been duly and validly authorised and, when issued in accordance with the terms of the Merger Agreement, will be validly issued and, save as provided in the following paragraph, fully paid and non-assessable.

     Such of the Ordinary Shares as are to be represented by Grand ADSs which fall to be issued upon exercise of the Grand US Options or Grand US Warrants (as referred to, and defined, in the Merger Agreement) shall become fully paid and non-assessable subject to payment to the Company of the relevant exercise price.

     Our opinions set forth herein are based upon our consideration of only those statutes, rules and regulations which, in our experience, are normally applicable to issuers of securities of the nature as the Ordinary Shares.

     We do not purport to be an expert on the laws of any jurisdiction other than the laws of the Hong Kong Special Administrative Region of the People’s Republic of China, and we express no opinion herein as to the effect of any other laws.

     This opinion is being rendered solely in connection with the registration of the offering and sale of the Securities, pursuant to the registration requirements of the Securities Act. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the proxy statement/prospectus included in the Registration Statement. By giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued or promulgated thereunder.

Yours faithfully,

/s/ J. Chan, Yip, So & Partners J. Chan, Yip, So & Partners